Exhibit 99

August 8, 2002

Dear Shareowner,

This letter will report our second quarter financial results and update you on recent runoff activities and the fair value determination of our Board of Directors arising from their meetings on August 5 and 6, 2002.

1.    Current Developments

Sale of Real Estate Assets:    We are pleased to announce the sales of our two remaining Boston properties. Included within our second quarter results is the June 13, 2002 sale of the Marriott Copley Hotel for net cash proceeds of $111.6 million resulting in a pre-tax gain on sale of $58.9 million. The purchaser of the property assumed the associated existing debt of $96.9 million. We also sold our 2/3rd partnership interest in the Copley Place retail center and office complex on July 19, 2002 for net cash proceeds of $119.6 million, resulting in a pre-tax gain on sale of approximately $35 million. This gain on sale will be included in our third quarter results. The purchaser of the property assumed the associated existing debt of $184.6 million.

Repurchase and cancellation of real estate debt obligations:    In June 2002 we also completed the repurchase and cancellation of $170 million of our 9.875% Series A and Series B bonds. These bonds were originally issued to finance the purchase of five 757 aircraft and the Mahwah Data Processing Facility that were leased to UPS prior to their sales in July 1998 and January 2002, respectively. Following the sales of the aircraft and facility we were required to hold collateral to pay all future interest and principal outflows on the bonds. As the interest due on the bonds exceeded the investment income being earned on the related assets we would have recorded accounting losses through 2019. The reduction in the amount of this debt will significantly reduce the amount of accounting losses that we will need to record. The premium paid on the debt repurchase resulted in an acceleration of these pre-tax accounting losses of $76.9 million. However, this was offset in part by gains realized on the sale of the associated collateral of $34.8 million. The debt repurchase allowed us to realize taxable losses immediately to offset against the taxable gains realized on the property sales and also release approximately $20 million of excess collateral that was held by the Trustee for the bondholders. There are now only $60 million of Series A bonds and $15 million of Series B bonds outstanding with the remaining bonds all held by one bondholder.

Overseas Partners US Reinsurance Company (“OPUS”):    During the second quarter we made the decision to place our United States subsidiary, OPUS, into runoff and to cease writing any further reinsurance business in that subsidiary. We had previously been actively seeking a buyer for OPUS as we considered that a sale would constitute the quickest and easiest exit from that business in addition to providing for the most expedient release of OPUS’ capital. After an exhaustive sale process, we now believe that an orderly runoff of OPUS’ business will incur a lower cost of exit while also providing opportunities to release capital in the near future. We have retained a team of approximately 14 professionals to manage the runoff, including the active management and settlement of claims and the collection of outstanding premiums.

Investment Portfolio:    We continued our work to reduce the volatility in our investment portfolio by eliminating the foreign currency component of our bond portfolio, which had a carrying value of approximately $540 million at the date of sale. During the last year we have significantly reduced our exposure to equity securities from 39% (or $757 million) of the portfolio at June 30, 2001 to 15% (or $356 million) at June 30, 2002. As a result of these actions, approximately 51% (or $1,145 million) of our portfolio at June 30, 2002 was held in cash and highly liquid short-term investments. However, the continued volatility in equity markets still resulted in further unrealized losses of approximately $50 million for the three months ended June 30, 2002. Unfortunately continuing concerns about the U.S. economy and the fallout from the well publicized Enron and Worldcom (to name but two) situations may continue to impact our returns in the foreseeable future, including the necessity to further reduce our equity portfolio and hence realize losses.

Other runoff activities:    We negotiated settlements for the early commutation and novation of several of our reinsurance programs during the second quarter, primarily in our finite risk division. Settlements that are structured as commutations are recorded as an increase or decrease in incurred claims whereas novations result in a return of the original premium income and attendant claims and expenses. Although the settlements to date have had an immaterial impact on net income, they have significantly reduced our exposure to future losses and the need for us to collateralize future obligations.

2.    Summary of Operating Results

(In thousands)	Three months ended June 30, 2002	Three months ended June 30, 2001	Six months ended June 30, 2002	Six months ended June 30, 2001

Gross written premiums	$(124,423)	$176,940	$684,583	$520,280

Reinsurance (loss) income:
Underwriting loss	$(14,137)	$(15,696)	$(27,899)	$(36,708)
Investment income (loss)	714	59,169	(3,849)	(3,955)
Gain on sale of PIP	—	5,964	—	5,964

	(13,423)	49,437	(31,748)	(34,699)
Real estate and leasing operating (loss) income	(4,302)	1,787	(5,600)	4,184
Gain on sale of real estate assets	58,892	30,641	105,992	35,802
Premium on debt repurchase	(76,877)	—	(76,877)	—
Real estate and leasing investment income	39,937	11,131	44,758	11,846
Other operating expenses	(10,917)	(3,994)	(19,515)	(8,440)
Income taxes	2,277	(19,540)	(16,969)	(22,196)

Net (loss) income	(4,413)	69,462	41	(13,503)
Other comprehensive loss	(20,720)	(10,476)	(25,383)	(53,946)

Comprehensive (loss) income	$(25,133)	$58,986	$(25,342)	$(67,449)

Income (loss) per share	$(0.04)	$0.58	$0.00	$(0.11)

	As at June 30, 2002	As at December 31, 2001
Total shareowners’ equity	$1,293,502	$1,318,921

Net book value per share	$10.88	$11.07

Our net loss for the three months ended June 30, 2002 was $4.4 million compared to net income of $69.5 million for the same period in 2001. The reduction in net income was primarily due to the net effect of:

•
A reduction in gross premiums written as a result of our decision to cease writing new business and the return of premium on two large finite risk programs that were novated during the current quarter;

•
A reduction of $58.5 million in reinsurance investment income. Our investment returns are highly dependent on investment market conditions and consequently will fluctuate from quarter to quarter and year to year;

•	A reduction of $6.1 million in real estate and leasing operating income primarily due to the property sales that have taken place since April 2001;
•
A $58.9 million pre-tax gain on sale of the Marriott Copley Hotel in the three months ended June 30, 2002 compared to a $30.6 million gain on sale of Atlanta Financial Center in the same period in 2001;

•	Net pre-tax accounting losses of $76.9 million on the debt repurchase, partially offset by gains of $34.8 million on the sale of collateral, as discussed above;
•	An increase in operating expenses of $6.9 million primarily due to severance costs and the write-off of goodwill following the decision to put OPUS into runoff;
•
The tax charge for the three months ended June 30, 2002 was $(2.3) million, decreasing from $19.5 million for the same period in 2001 primarily due to tax losses on our debt repurchase, offsetting the tax charges relating to the gain on sale of the hotel.

Our net income for the six months ended June 30, 2002 was $41,000 compared to a net loss of $13.5 million for the same period in 2001. The improved performance over the last year was largely due to the gain on the sale of the Mahwah Data Processing Facility in the 1st quarter of 2002 and impact of the real estate sales and debt repurchases in the 2nd quarter as discussed above, offset by the severance costs and the write-off of goodwill following the decision to put both our Bermuda and United States operations into runoff.

3.    Fair Value

At the recent Board meeting, the Board of Directors reviewed the various factors that affect the price of the Company’s Common Stock, including the impact of the decision to put the operations of OPL into runoff. As a result, the Board determined that the fair value price per share effective August 7th, 2002 would be $10.88 (which is equivalent to net book value at June 30, 2002, the date of our latest financial statements).

4.    Outlook

We have made significant progress in our runoff objectives since our announcement of less than six months ago, including (a) the sale of Overseas Partners Cat Ltd., eliminating our exposure to future property catastrophes and releasing approximately $445 million of capital to its intermediate holding company, Overseas Partners Re Ltd.; (b) the reduced exposure to future reinsurance losses through the commutation and novation of a number of programs and the purchase of reinsurance protection for our aviation book of business; (c) the sales of the Mahwah Data Processing Facility, Copley Marriott Hotel and our interest in the Copley Place complex for total pre-tax gains of approximately $141 million and net cash proceeds of $289 million, leaving only a small finance lease from our original real estate portfolio; and (d) the reduction in our long-term debt exposure through the aforementioned property sales and the repurchase and cancellation of bonds due through 2019, thereby significantly reducing our current tax liability and future interest expense.

Throughout the rest of this year we will be concentrating our efforts on further reducing our exposure to (a) short-term volatility in our investment portfolio; (b) increases in the liability for accrued losses and loss expense reserves; and (c) contingent liabilities relating to the tax and class action litigation. These actions, together with our successes to date, will, subject to regulatory requirements in both Bermuda and the United States, ultimately provide us with the opportunity to start distributing some of our capital to our shareowners on a tax efficient basis. We will communicate our progress to you on a quarterly basis.

Once again, we thank you for your patience and support.

Sincerely,

/s/ MARK R. BRIDGES	/s/ ROBERT J. CLANIN
Mark R. Bridges President and Chief Executive Officer August 8, 2002	Robert J. Clanin Chairman of the Board of Directors August 8, 2002

A more detailed discussion of our operating results can be obtained by reviewing our filing with the Securities & Exchange Commission on Form 10-Q for the period ended June 30, 2002. The 10-Q will be available on or about August 14, 2002. A copy of the 10-Q can be obtained by accessing our web site at www.overseaspartners.com or making a request to our Head Office—Overseas Partners Ltd., P.O. Box HM 1581, One Victoria Street, Hamilton HM GX, Bermuda.

Safe Harbor Disclosure

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Some of the statements contained in this Letter to Shareowners contain forward-looking information. Forward-looking statements are statements other than historical information or statements of current condition. Some forward looking statements can be identified by the use of such words as “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may” and “will” or similar words. These forward-looking statements relate to our plans and objectives for future operations including our operating strategy, trends in our industry and our policy on future distributions to shareowners.

You should be aware that these statements are subject to risks, uncertainties and other factors, that could cause the actual results to differ materially from those suggested by the forward-looking statements. Accordingly, there can be no assurance that those indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are:

•	the uncertainties of the reserving process
•	the uncertainties surrounding the estimates of losses incurred as a result of the terrorist attacks on the World Trade Center and the related events of September 11, 2001
•	our ability to negotiate early settlement of our reinsurance liabilities through commutation and novation
•	our ability to collect reinsurance recoverables, particularly given the increased credit risk following the terrorist attacks on the World Trade Center and the related events of September 11, 2001
•	the occurrence of catastrophic events with a frequency or severity exceeding our estimates
•	loss of the services of any of the Company’s remaining executive officers
•	uncertainties relating to government and regulatory policies (such as subjecting us to taxation in certain jurisdictions)
•	losses due to interest rate fluctuations
•	volatility in global financial markets which could affect our investment portfolio
•	the resolution of any pending or future tax assessments by the IRS against us
•	the resolution of other pending litigation

We do not undertake to update these forward-looking statements in any manner.